Exhibit 99.1

Keating Capital Announces Changes in Name and Ticker Symbol

New Advisory Agreement Executed in Connection with Sale of Keating Investments, LLC

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--July 1, 2014--Keating Capital, Inc. (Nasdaq:  KIPO)  announced today that the members of Keating Investments, LLC, the investment adviser to Keating Capital, completed the sale of 100% of the issued and outstanding equity interests of Keating Investments, LLC to BDCA Adviser, LLC (“BDCA Adviser”) on July 1, 2014 (the “Transaction”).

As a result of the Transaction, Keating Investments, LLC became a wholly-owned subsidiary of BDCA Adviser, and the name of Keating Investments, LLC was changed to “BDCA Venture Adviser, LLC” (“BDCA Venture Adviser” or the “Adviser”).

In addition, as part of the Transaction, effective July 1, 2014, Keating Capital, Inc. has changed its name to “BDCA Venture, Inc.” (“BDCA Venture” or the “Company”). The stockholders of Keating Capital, Inc. will continue to own the same amount and type of shares in BDCA Venture, Inc.  The Company did not raise any capital, nor were any new securities issued by the Company, in connection with the Transaction.

The shares of BDCA Venture will continue to be listed on Nasdaq and will begin trading under the new ticker “BDCV” on July 2, 2014.

“Over the longer term, BDCA Venture has the potential to benefit from access to capital by being part of the AR Capital platform,” stated Timothy J. Keating, the CEO of BDCA Venture.  “This could potentially result in an increased capital base, increased investment sizes, more opportunities to act as a lead investor, increased deal flow, and increased visibility and brand recognition.”

There will be no changes to the Company’s previously declared third quarter distribution of $0.10 per share that will be payable to stockholders of record as of August 8, 2014.  The third quarter distribution will be paid on September 18, 2014, and record stockholders will have the option to receive payment of this distribution in cash or in shares of the Company’s common stock, provided that the aggregate cash payable to all stockholders is limited to 25% of the aggregate distribution amount.

In connection with the closing of the Transaction on July 1, 2014, the Company entered into a new Investment Advisory and Administrative Services Agreement with the Adviser (“New Advisory Agreement”).  The New Advisory Agreement became effective July 1, 2014 and is identical with respect to all material terms and conditions of the prior Investment Advisory and Administrative Services Agreement between the Company and the Adviser (the “Prior Advisory Agreement”), which automatically terminated upon the closing of the Transaction.  The investment advisory fees under the New Advisory Agreement are the same as the investment advisory fees under the Prior Advisory Agreement.  The New Advisory Agreement was approved by the Company’s stockholders at the 2014 Annual Meeting of Stockholders held on June 16, 2014.

Timothy J. Keating, Kyle L. Rogers and Frederic M. Schweiger will continue to manage the day-to-day operations of the Company and will remain employed with BDCA Venture Adviser pursuant to employment agreements.  Following the closing of the Transaction, Peter M. Budko and Robert K. Grunewald, who are also officers of BDCA Adviser, will join Messrs. Keating, Rogers and Schweiger on the Investment Committee of BDCA Venture Adviser.

BDCA Adviser is an indirect wholly-owned subsidiary of AR Capital, LLC and currently acts as the external investment adviser to Business Development Corporation of America (“BDCA”), a non-traded, closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940.  BDCA is a specialty finance company which makes debt and equity investments in middle market companies and, as of March 31, 2014, had total assets of $1.3 billion, including the total exposure to loans under the total return swap arrangement.  AR Capital is a leading sponsor of publicly offered real estate investment trusts (“REITs”), including three REITs that are now publicly listed.  Since 2008, AR Capital, together with its affiliates, has sponsored approximately $15.9 billion of equity raised through 16 direct participation programs (including BDCA).

About BDCA Venture, Inc. f/k/a Keating Capital, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940 that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public.  BDCA Venture provides investors with the ability to participate in a publicly traded fund that allows its stockholders to share in the potential value accretion that BDCA Venture believes typically occurs once a company transforms from private to public status.  BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

Forward-Looking Statements
This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC.  Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies.  Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.  The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Investor Relations:
BDCA Venture, Inc.
Margie L. Blackwell, (720) 889-0133
Investor Relations Director
mb@keatinginvestments.com